EXHIBIT 99.2

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer (818) 949-5300 ext. 5728 Leigh Parrish, Financial Dynamics (212) 850-5651 Stephanie Rich, Financial Dynamics (212) 850-5706

SPORT CHALET ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES

Los Angeles, California – (February 2, 2009) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced that its Board of Directors is engaged in an evaluation of strategic alternatives.  The Board has retained Wedbush Morgan Securities as its financial advisor in this process.

Craig Levra, Chairman and CEO, said, “While we remain focused on meeting the challenges posed by the unprecedented macroeconomic difficulties in our core market areas of California, Nevada and Arizona, the Board is evaluating all alternatives to achieve maximum value for Sport Chalet shareholders.”

The review process may include such alternatives as raising additional capital, amending or replacing the Company's current bank credit facility, further reducing expenses, or continuing to execute the Company's current operating plan.  No timetable has been set for completion of the review.  The Company has no commitment or agreement with respect to any transaction, and there can be no assurance that any transaction will result.  The Company does not plan to make any further comment on the review until the review is complete.

The Company also announced today that on January 29, 2009, Sport Chalet, Inc and its wholly-owned subsidiary, Sport Chalet Value Services, LLC, entered into a Second Amendment to Amended and Restated Loan and Security Agreement and Limited Forbearance Agreement, with Bank of America, N.A.  Under the Second Amendment, Bank of America, N.A. has agreed to extend the period during which it will forbear from exercising its rights with respect to certain defaults by the Company under its credit facility from January 31, 2009 until March 2, 2009.

The Company will release third quarter fiscal 2009 earnings results after the market closes on Wednesday, February 11, 2009.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah.  The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 55 locations.  The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.